Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

Media Contact:	Lauren C. Steele Senior VP - Corporate Affairs 704-557-4551
Investor Contact:	James E. Harris Senior VP - Shared Services & CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
December 3, 2015	Quoted: The NASDAQ Global Select Market

James R. Helvey, III and Umesh M. Kasbekar Named to

Coca-Cola Consolidated’s Board of Directors;

Morgan H. Everett Named Vice President and Executive Officer

CHARLOTTE, NC—Coca-Cola Consolidated today announced that James (Jay) R. Helvey, III and Umesh M. Kasbekar have been appointed to the Company’s Board of Directors. Mr. Kasbekar has also been named as Vice Chairman of the Board and Mr. Helvey has been appointed to serve on the Board’s Audit Committee. The Company also announced that Morgan H. Everett has been named as Vice President and an Executive Officer of the Company. Each of these appointments is effective as of January 1, 2016.

Mr. Helvey is the founding managing partner of Cassia Capital Partners, LLC, an asset management firm with offices in Winston-Salem, NC. Mr. Helvey is recognized as a leader in financial risk management with extensive experience in trading cash, futures, and derivatives instruments and many years’ experience overseeing large investment portfolios.

Mr. Kasbekar has been with the Company for over thirty years and has held various positions in the Company’s accounting, finance, distribution, manufacturing, corporate planning and administrative functions. Prior to being named Vice Chairman, he served as the Company’s Senior Vice President, Planning & Administration. He will continue to serve as Secretary of the Company, a position he has held since August 2012.

“We are very pleased to have individuals with Jay’s and Umesh’s leadership qualities, academic credentials and success in managing businesses join our Board,” said Coca-Cola Consolidated Chairman and CEO J. Frank Harrison, III.

Ms. Everett has been with the Company since 2004 and a Board member since 2011. “Morgan’s promotion to Vice President and appointment as an Executive Officer will continue to prepare her for a senior leadership role in the Company,” said Harrison.

Charlotte-based Coca-Cola Consolidated is the nation’s largest independent Coca-Cola bottler operating primarily in the Southeast.

—Enjoy Coca-Cola—